Exhibit 10.1

INDEMNIFICATION AGREEMENT

This Agreement, effective as of             , 200       is between TXU Corp., a Texas corporation (the “Company”), and                      (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors, the most capable persons available; and

WHEREAS, the Indemnitee is a director of the Company; and

WHEREAS, in recognition of the Indemnitee’s need for protection against personal liability in various circumstances in order to maintain the Indemnitee’s continued service to the Company in an effective manner and to provide the Indemnitee with specific contractual assurance that such protection will be available as an inducement to the Indemnitee to continue to render service to the Company, the Company desires to provide for the indemnification and advancement of expenses to the Indemnitee to the extent set forth in this Agreement; and

WHEREAS, this Agreement is being issued pursuant to the terms of Section 22 of the Bylaws of the Company, the provisions of which have been approved by the shareholders of the Company in accordance with, and therefore the terms of this Agreement are in conformity with, Article 2.02-1(R) of the Texas Business Corporation Act, and this Agreement is being issued pursuant to a resolution of the Board of Directors of the Company implementing the provisions of said Section 22.

WHEREAS, any and all prior agreements, understandings and assurances between the parties hereto relating to the matters set forth herein are hereby renewed, extended and confirmed, except to the extent inconsistent herewith, it being understood and agreed that this Agreement is supplementary thereto.

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Now, therefore, in consideration of the covenants contained herein and of the Indemnitee’s good and valuable service to the Company or, at its request, to other entities within its system, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

(a) Claim. A Claim shall include any threatened, pending or completed action, suit or proceeding, whether civil, criminal, governmental, administrative, arbitration, dispute resolution or other involving a private entity or otherwise, whether formal or informal, and, without limitation arising out of or relating to any acts, omissions, facts or circumstances past, present or future, including without limitation any acts, omissions, facts or circumstances that have arisen or occurred since the inception of the Indemnitee’s service in any capacity with the Company, any predecessor entity and any affiliated entity of either, (including without limitation securities laws actions, suits and proceedings, any crossclaim or counterclaim in any action, suit or proceeding and any derivative suit or similar or other claim by or in the right of the Company), and any appeal thereof, or any inquiry or investigation that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding.

(b) Expenses. Expenses shall include all costs, liabilities, damages (including, without limitation, punitive, exemplary and the multiplied portion of any damages), expenses (such as attorneys’ fees, including any retainer, court and transcript costs, appeal, attachment or similar bond costs and fees for expert witnesses, private investigators and other experts and

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professional advisors, and any related costs or disbursements) and obligations paid or incurred in connection with investigating, defending, being a witness or participating in, or preparing to defend, be a witness or participate in, any Claim relating to any Indemnifiable Event, and any and all judgments, payments, fines (including any excise tax assessed with respect to an employee benefit plan), penalties, awards and settlement amounts (including any judgments, fines, penalties or other sums paid in settlement) paid in connection therewith, together with interest, computed at the Company’s average cost of funds for short-term borrowings, accrued from the thirtieth day after the date of incurrence of such expense to the date the Indemnitee receives reimbursement therefor.

(c) Indemnifiable Event. An Indemnifiable Event shall include any event, occurrence or circumstance related to the fact that the Indemnitee is or was a director of the Company or any predecessor entity, or is or was serving at the request or for the convenience or benefit of the Company or any predecessor entity as a director, officer, partner, manager, employee, trustee, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity, or by reason of anything done or not done by the Indemnitee in any such capacity. Without limitation of any indemnification provided hereunder, an Indemnitee serving (i) another corporation, limited liability company, partnership, joint venture or trust or other entity of which 10% or more of the voting power or residual economic interest is held, directly or indirectly, by the Company, or (ii) any employee benefit plan of the Company or other such entity in any capacity shall be deemed to be doing so at the request and for the convenience and benefit of the Company.

(d) Reviewing Party. A Reviewing Party shall be (i) the directors of the Company who are not parties to the particular Claim with respect to which the Indemnitee is seeking

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indemnification even though less than a quorum, (ii) a committee of directors of the Company not party to the Claim designated by the directors of the Company not party to the Claim or (iii) if such disinterested directors so direct, Independent Counsel or any other person or body selected by a quorum of disinterested directors who is not a party to the particular Claim for which the Indemnitee is seeking indemnification. If a Change in Control has occurred, the Reviewing Party shall be an Independent Counsel. Independent Counsel shall mean a law firm or member thereof that within the last three years has not been retained to represent either the Company or the Indemnitee in a matter material to either party.

ARTICLE II.

AGREEMENT TO INDEMNIFY

(a) In the event the Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to or has a reasonable belief that it may be made a party to or witness or other participant in, a Claim by reason or arising out of an Indemnifiable Event, the Company shall indemnify the Indemnitee as soon as practicable, but in any event not later than 60 days after written demand is presented to the Company, for any and all Expenses paid or incurred by the Indemnitee in connection therewith. If the Indemnitee is entitled to indemnification by the Company for some or a portion of the Expenses in connection with a Claim, issue or matter relating thereto, but not all of the amount thereof, the Company shall indemnify the Indemnitee for the portion to which the Indemnitee is entitled. Notwithstanding anything in this Agreement to the contrary, the Indemnitee shall not be entitled to indemnification pursuant to this Agreement if a final judgment of a court of competent jurisdiction adverse to the Indemnitee establishes that the Indemnitee’s acts were committed in bad faith, were the result of active and deliberate dishonesty or that the Indemnitee personally

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gained a financial profit to which the Indemnitee was not legally entitled. The Indemnitee shall provide prompt written notice to the Company of any Claim in connection with which the Indemnitee may assert a right to be Indemnified hereunder; provided, however, that the failure of the Indemnitee to provide such notice shall not affect the Indemnitee’s rights hereunder except to the extent the Company shall have been materially prejudiced as a direct result thereof.

(b) The obligations of the Company under paragraph (a) of this Article shall be subject to the condition that the Reviewing Party shall have authorized such indemnification in the specific case by having determined that the Indemnitee is permitted to be indemnified under the applicable provisions set forth in such paragraph (a). The Company agrees to use its best efforts to facilitate a prompt determination by the Reviewing Party with respect to the Claim. In connection therewith, the Indemnitee shall be afforded the opportunity to make submissions to the Reviewing Party with respect to the Claim. If there has been no determination by the Reviewing Party within the time period specified in paragraph (a) of this Article, or if the Reviewing Party determines that the Indemnitee is not permitted to be indemnified hereunder, the Indemnitee shall have the right to commence litigation in any court in the Northern District of Texas having subject matter jurisdiction thereof seeking a determination by the court of the Indemnitee’s right to indemnification or challenging any such determination by the Reviewing Party; and the Company hereby consents to service of process and to appear in any such proceeding, and agrees that a final determination in any such proceeding shall be conclusive and binding on it. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitee. All costs and expenses (including, without limitation, attorneys fees and disbursements) in connection with the Reviewing Party’s review and any litigation relating thereto shall be borne by the Company, unless it is determined in any

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such litigation with respect to litigation costs that the Indemnitee’s suit was frivolous. Pending a final determination hereunder, the Company, upon the written request of the Indemnitee, shall take all such action as may be necessary or appropriate (including, without limitation, the posting of any surety, appeal or other bonds) to stay or prevent any execution, enforcement or collection of any judgments, penalties, fines or other amounts for which the Indemnitee may be liable and for which the Indemnitee has requested indemnification hereunder or under the Company’s Articles of Incorporation, Bylaws or the applicable laws of the State of Texas.

ARTICLE III.

ADVANCEMENT OF EXPENSES

If so requested by the Indemnitee, the Company shall advance (within 10 days of such request) any and all Expenses to the Indemnitee (an “Expense Advance”) in connection with a Claim relating to an Indemnifiable Event. Expense Advances shall be paid by the Company in advance of the final disposition of the Claim; provided, however, payment shall be made to or on behalf of the Indemnitee only upon delivery to the Company a written undertaking (which need not be secured), by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined in accordance with Article II hereof that the Indemnitee is not entitled to be indemnified pursuant to the provisions hereof. Accordingly, the obligation of the Company with respect to an Expense Advance pursuant hereto shall be subject to the condition that, if and to the extent that it is determined pursuant to Article II hereof that the Indemnitee is not permitted to be so indemnified hereunder, the Company shall be entitled to be reimbursed by the Indemnitee for all such amounts therefore paid; provided, however, that the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final determination is made with respect thereto pursuant to said Article II. In the event the Company fails to make an

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Expense Advance within the time set forth hereinbefore, the Company agrees that the Indemnitee may seek mandatory injunctive relief with respect thereto and that a remedy at law shall be inadequate.

ARTICLE IV.

CHANGE IN CONTROL

In the event of a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the persons who comprised the Company’s Board of Directors immediately prior to such Change in Control), the Company shall, as specified in a written request from the Indemnitee, create a trust or other surety arrangement (such as a letter of credit or surety bond), permitted under Article 2.02-1(R) of the Texas Business Corporation Act, for the benefit of the Indemnitee and from time to time upon written request of the Indemnitee fund such trust or provide for such surety arrangement in an amount sufficient to satisfy any and all Expenses reasonably anticipated by the Indemnitee or proposed to be paid at the time of each such request in connection with any Claim relating to an Indemnifiable Event. Amounts shall be paid or advanced from such source in such manner and to such extent as would otherwise apply under this Agreement. All unexpended funds in any such trust or refunds with respect to any other arrangement shall revert to the Company upon a final determination pursuant to Article II that the Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee shall be chosen by the Indemnitee.

A Change in Control shall be deemed to have occurred if (i) any “person” or “group” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or fiduciary holding securities under an employee benefit plan of

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the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 10% or more of the total voting power represented by the Company’s then outstanding voting securities (i.e. securities of the Company which vote generally in the election of directors), or (ii) there shall occur a change in the composition of a majority of the Board of Directors of the Company within a two-year period which change shall not have been approved by a at least two-thirds of the persons then surviving as directors who comprised the Board of Directors of the Company immediately prior to the commencement of such period, or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the shareholders of the Company approve a plan of complete liquidation or the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

If there is a Change in Control then with respect to all matters thereafter arising concerning the rights of the Indemnitee under this Agreement which involve the rendering of legal advice, the Company shall seek legal advice only from an Independent Counsel selected by the Indemnitee. The Company agrees to provide full cooperation to and to pay the fees and costs of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorney’s fees and costs), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant thereto.

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ARTICLE V.

ADDITIONAL EXPENSES

It being the intent of the Company that the Indemnitee shall not be required to incur Expenses associated with the interpretation, enforcement or defense of the Indemnitee’s rights hereunder, the Company shall indemnify the Indemnitee against any and all Expenses and, if requested by the Indemnitee, shall (within two business days of such request) advance such Expenses to the Indemnitee, which are incurred by the Indemnitee in connection with any Claim asserted against or action brought by the Indemnitee (including any crossclaim or counterclaim) or in which the Indemnitee is a participant, relating to (i) indemnification or Expense Advance by the Company under this Agreement or any other agreement or the validity or enforceability thereof, or the exercise of any remedies thereunder, the Company’s Bylaws or its Articles of Incorporation now or hereafter in effect and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, unless it is ultimately determined that the Indemnitee’s rights to such indemnification, Expense Advance or insurance recovery, as the case may be are not permitted pursuant to the provisions of Article II (a) hereof.

ARTICLE VI.

PRESUMPTIONS

For purposes of this Agreement, except to the extent established in an action provided for herein, the termination of any Claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its

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equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted hereunder. In connection with any determination by the Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified pursuant hereto, the burden of proof shall be on the Company to establish that the Indemnitee is not so entitled.

ARTICLE VII.

DEFENSE OF CLAIM

To the extent that it may elect, the Company shall be entitled to assume the defense of any Claim and to employ counsel in connection therewith reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to so assume the defense of a Claim, the Company shall not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than the costs of investigation, out of pocket costs of participation by Indemnitee and as otherwise provided below. The Indemnitee shall have the right to employ counsel of his or her own choosing in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of assumption by the Company of the defense of the Claim shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Company; (ii) representation by the same counsel of both the Indemnitee and the Company would, in the reasonable judgment of the Indemnitee, be inappropriate due to an actual or potential conflict of interest between the Company and the Indemnitee; or (iii) the Company shall not in fact have employed counsel to assume the defense of such Claim, in each of which cases the fees and expenses of counsel shall

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be paid by the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which a conflict of interest has been established as provided in clause (ii) hereof.

ARTICLE VIII.

NONEXCLUSIVITY

The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under the Company’s Articles of Incorporation, Bylaws, any other agreement or the laws of the State of Texas. To the extent that the laws of the State of Texas (whether statutory or through judicial decision) now or hereafter permit greater indemnification by agreement than might be afforded under the Company’s Articles of Incorporation, Bylaws or this Agreement, then to the fullest extent permitted by law it is the intent of the parties hereto that the Indemnitee shall enjoy by virtue of this Agreement such greater benefits without further action by the Company or the Indemnitee. The Company agrees not to adopt any amendment to its Articles of Incorporation, Bylaws, this Agreement or any other agreement the effect of which would be to deny, diminish or encumber the Indemnitee’s rights hereunder or thereunder.

ARTICLE IX.

INSURANCE

To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director or officer of the Company or any affiliated entity. The Company shall use its best efforts to cause any such insurer to pay all amounts payable under any such policy to, or for the benefit of, the Indemnitee as promptly as reasonably possible.

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ARTICLE X.

SUBROGATION

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery the Indemnitee may have with respect to any third party relating to the subject matter of the payment hereunder; and the Indemnitee shall execute and deliver all such documents and take all such action that may be necessary to provide for such rights.

ARTICLE XI.

DUPLICATE PAYMENTS

The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, Articles of Incorporation provision, Bylaw, other agreement or otherwise) of amounts otherwise indemnifiable; however, the Company shall reimburse the Indemnitee for any such amount the Indemnitee receives which the Indemnitee is subsequently required to disgorge unless the Indemnitee is not entitled thereto pursuant to the provisions of Article II(a) hereof.

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ARTICLE XII.

BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors, including any direct or indirect successors by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, assigns, spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as an officer, director or otherwise of the Company or any affiliated entity or with respect to any other entity at the Company’s request and for so long as the Indemnitee shall be subject to any possible Claim or proceeding as a result of the Indemnitees service referenced herein. The Company acknowledges that in continuing to provide services to the Company or an affiliated entity, the Indemnitee is relying on this Agreement and that such services constitute full and sufficient consideration for the obligations of the Company set forth herein. If, at the time the Indemnitee becomes entitled to indemnification under any provision of this Agreement, the Indemnitee is deceased, the Company shall indemnify the Indemnitee’s estate and spouse, heirs, administrators and executors against all Expenses incurred by or for the Indemnitee or his or her estate in connection with any Claim relating to an Indemnifiable Event.

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ARTICLE XIII.

SETTLEMENT

The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Claim effected without the Company’s written consent except to the extent it is determined by Independent Counsel that such settlement is reasonable. The Company shall not settle any Claim in any manner which would impose any penalty, limitation or adverse effect on Indemnitee without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

ARTICLE XIV.

ENFORCEMENT

In addition to any other right or remedy the Indemnitee may have at law or in equity with respect to a violation of this Agreement, the Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Company of its obligations under this Agreement, including without limitation the Companies’ obligations regarding the establishment and funding of the trust in accordance with Article IV hereof.

ARTICLE XV.

AMENDMENTS AND WAIVERS

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any provision of this Agreement shall be deemed or constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver.

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ARTICLE XVI.

CONTRIBUTION

To the extent the indemnification provided for under this Agreement is determined not to be permissible under applicable law, the Company, in lieu of indemnifying the Indemnitee, shall, to the extent permitted by law, contribute to the amount of any and all Expenses incurred or paid by the Indemnitee for which such indemnification is not permitted. The amount the Company contributes shall be in such proportion as is appropriate to reflect the relative fault of Indemnitee, on the one hand, and of the Company and any and all other parties (including officers and directors of the Company and any affiliated entity other than Indemnitee) who may be at fault (collectively, including the Company, the “Third Parties”), on the other hand.

The relative fault of the Third Parties and the Indemnitee shall be determined by an Independent Counsel selected by the Indemnitee after giving effect to, among other things, the relative intent, knowledge, access to information and opportunity to prevent or correct the relevant faults of each party, and other relevant equitable considerations. The Company and Indemnitee agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does take account of the equitable considerations referred to herein.

ARTICLE XVII.

SEVERABILITY

The provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect; and the validity and enforceability of the remaining provisions shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by applicable law.

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ARTICLE XVIII.

GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas applicable to contracts made and to be performed in such state without giving effect to principles of conflicts of laws.

ARTICLE XIX.

INTERPRETATION

It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law including those circumstances in which indemnification would otherwise be discretionary.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth at the outset hereof.

TXU CORP.

By:
Name:
Title:

INDEMNITEE

By:
Name:

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